UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 3, 2011

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of
                   Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On February 3, 2011, CBS Corporation (“CBS” or the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Joseph R. Ianniello, the Company’s Executive Vice President and Chief Financial Officer, which amends the “good reason” definition to clarify the effect if certain material reductions in Mr. Ianniello’s position and responsibilities were to take place and provides enhanced severance payments and benefits (“Enhanced Severance”) in the event of Mr. Ianniello’s termination without “cause” or for “good reason” within 24 months of certain events set forth in the Agreement.  Subject to Mr. Ianniello’s delivery of a general release in form satisfactory to CBS and his continued compliance with non-compete obligations and other restrictive covenants for specified periods, the Enhanced Severance provides an amount equal to three times the sum of Mr. Ianniello’s salary and the average of his actual bonus awards for the preceding three years, and certain health and insurance benefits for 36 months.  In addition, if any Enhanced Severance payable to Mr. Ianniello would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Company has agreed to pay him, under certain defined circumstances and subject to certain limitations, an additional amount that places him in the same after tax economic position had the Enhanced Severance not been subject to the excise tax.

The foregoing description of the terms of Mr. Ianniello’s amended and restated employment agreement is qualified in its entirety by reference to the Agreement, dated February 3, 2011, between CBS Corporation and Joseph R. Ianniello, which is attached hereto as Exhibit 10 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.                      The following Exhibit is filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

10	Agreement, dated February 3, 2011, between CBS Corporation and Joseph R. Ianniello

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/Louis J. Briskman
Name:	Louis J. Briskman
Title:	Executive Vice President and General Counsel

Date:  February 4, 2011

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Exhibit Index

Exhibit Number	Description of Exhibit

10	Agreement, dated February 3, 2011, between CBS Corporation and Joseph R. Ianniello